Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3ASR (No. 333-280737 and Form S-8 (No. 333-273118) of Kodiak Gas Services, Inc. of our report dated March 6, 2025, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.
/s/ BDO USA, P.C.
Houston, Texas
March 6, 2025

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.